Exhibit 99.1

For Immediate Release
May 4, 2006
Press Release	Contact:
Ida Kane, SVP & CFO
801-816-6918 ida.kane@investools.com
Paul Helbling, SVP & CAO
281-588-9732
paul.helbling@investools.com

INVESTools Reports Record Sales Transaction Volume of $58.7 Million, Record Revenue of $38.8 Million and Adjusted EBITDA of $11.7 Million

SALT LAKE CITY — May 4, 2006 — INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced financial results for the quarter ended March 31, 2006.  Highlights of the period include:

•                  Record Revenue of $38.8 Million

•                  Record Sales Transaction Volume of $58.7 Million

•                  Net Loss of $9.9 Million

•                  Adjusted EBITDA of $11.7 Million, 20 percent of Sales Transaction Volume

“We are pleased to announce our second consecutive quarter with Adjusted EBITDA margins of 20 percent or higher. The quarterly results were impacted by a record 38 percent of sales generated through our INVESTools channel. In addition, we continue to increase our advanced graduate base with over 33 percent of new students purchasing a continuing education program from their initial workshop during the quarter, “said Lee K. Barba, Chairman and CEO. “New products introduced during the first quarter, particularly additions to our personal training product suite, were well received by our students. These new products were designed to extend our relationship with each student beyond instructor led education to the application of the education via subscription based access to online, community learning forums.”

“Our online initiatives progressed as INVESTools sites improved their rankings in site visits while maintaining one of the top five rankings in average time spent per visit on the Investor Toolbox, based on hitwise® data. In addition, we recently signed an agreement with BusinessWeek to transition over 8,000 BusinessWeek Investor Education students acquired between 2001 and 2005 to the INVESTools brand. We will initiate the placement of INVESTools customized investor education content on BusinessWeek Online, one of the leading financial news and information sites on the Web with over 5.6 million unique visitors a month, by the fourth quarter of this year.”

Sales transaction volume generated during the quarter ended March 31, 2006 increased 40 percent to $58.7 million compared to $41.9 million for the same period a year earlier. This increase in sales transaction volume resulted in a 27 percent increase in revenues for the first quarter of 2006 to $38.8 million from $30.6 million for the same period a year ago. The increase in sales transaction volume was primarily attributed to an increase in continuing education product sales which reached a record high of 33 percent during the quarter, compared to 19 percent a year ago, as well as an increase in both the number of events held and registrations per event at INVESTools branded events. At the beginning of the quarter the Company also implemented a price increase on its bundled products. Sales Transaction Volume is a non-GAAP financial measure and represents sales in a particular period before the effect of deferred revenue. Please refer to the attached reconciliation of net revenue to sales transaction volume for further discussion of the relevance of this measure.

On a sequential basis, sales transaction volume generated during the first quarter of this year increased 17 percent to $58.7 million from $50.0 million in the fourth quarter of 2005.  Revenue for first quarter of

2006 increased 5 percent to $38.8 million compared to $36.8 million in the fourth quarter of 2005.  The increase in sales transaction volume was primarily attributed to the increase in sales of continuing education products at the Company’s workshops with a slightly higher concentration of Masters and Program of High Distinction product sales.

Adjusted EBITDA increased 318 percent to $11.7 million in the first quarter of 2006 from $2.8 million in the same period in 2005. As a percentage of sales transaction volume, adjusted EBITDA increased to 20 percent in the first quarter of 2006, up from 7 percent in the first quarter in 2005. Adjusted EBITDA, a non-GAAP financial measure, is a measure of operating performance that adjusts for the impact of changes in deferred revenue and other non-cash items. Please refer to the attached reconciliation of net income/(loss) to adjusted EBITDA for a further discussion of the relevance of this measure.

Business highlights for the quarter include:

•                  INVESTools branded revenues increased to $22.4 million

•                  Record sales rates of the Company’s advanced programs sold at workshops of 33 percent

•                  Record sales of initial education and continuing education of $10.2 million and $48.4 million, respectively

•                  Graduated approximately 9,800 paid students, including 4,100 acquired through the INVESTools channel

•                  Graduate base increased to approximately 224,000 alumni

•                  Active subscribers to the Company’s websites increased to 73,400

•                  First time Investor Toolbox renewal rates exceeded 65 percent

•                  Cash and cash equivalents increased to $48.0 million from $33.4 million at December 31, 2005, net of $2.3 million in capital expenditures during the quarter related to technology projects and computer equipment

Conference Call Information

A conference call to discuss the financial results is scheduled for 10:00 a.m. Eastern today.  The live call is being webcast by CCBN and will be available through INVESTools’ corporate website at www.investools.com (About Us / Investor Relations).

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast.  The online archive of the broadcast will be available within two hours following completion of the live call.

About INVESTools Inc.

INVESTools offers a full range of investor education products and services that provide lifelong learning in a variety of interactive delivery formats, including instructor-led online courses, in-person workshops, “at home” study programs, one-on-one and group online coaching sessions and telephone, live-chat and email support. Approximately 224,000 investors around the world have graduated from INVESTools’ investor education programs. Log on to http://www.investools.com to learn more about the INVESTools Method™ — one of the most widely recognized, adopted and endorsed approaches to investor education.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect the Company’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the success of brand development efforts and strategic alliances; demand for the Company’s products and services; the ability to compete effectively and adjust to changing market conditions; inability to protect the Company’s proprietary technology; difficulties or delays in developing improved products when expected or desired and with the additional features contemplated or desired; the potential for intellectual property infringement, warranty, product liability, and other claims; the uncertainties associated with governmental regulation; the outcome of pending litigation and other factors detailed from time to time in the SEC reports of INVESTools Inc.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

# # #

Explanation and Reconciliation of Non-GAAP Information

The Company believes that sales transaction volume is an important measure of business volume. Sales transaction volume is a non-GAAP financial measure and represents sales in a particular period before the effect of recognition of deferred revenue from prior periods and the deferral of current period sales. It is consistent with the amount of cash receipts from selling activities in the period and with the majority of the components of cost of revenue. The table below provides a reconciliation of sales transaction volume to net revenue for the periods indicated:

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
($ in millions)	2006	2005	2005	2005	2005

Sales transaction volume	$58.7	$50.0	$38.5	$45.7	$41.9
Change to deferred revenue	(19.9)	(13.2)	(1.5)	(11.5)	(11.3)
Net revenue	$38.8	$36.8	$37.0	$34.2	$30.6

The Company believes that adjusted EBITDA as shown in the table below is a valuable representation of operating performance given the impact of accounting for deferred revenue and for costs associated with deferred revenue. The table below provides a reconciliation of net income (loss) to adjusted EBITDA for the periods indicated:

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
($ in millions)	2006	2005	2005	2005	2005

Net income (loss)	$(9.9)	$(4.2)	$4.0	$(6.3)	$(9.3)
Depreciation and amortization	1.1	0.9	0.7	0.7	0.5
Other non-cash items	0.6	1.8	0.6	0.8	0.6
Net change in deferred revenue	19.9	12.8	1.6	11.6	11.0
Adjusted EBITDA	$11.7	$11.3	$6.9	$6.8	$2.8

These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used generally as a substitute for revenue, net income (loss) or other GAAP operating measurements.

INVESTOOLS INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,722	$11,466
Marketable securities	22,210	16,871
Accounts receivable, net of allowance ($69 and $55)	2,219	3,353
Current portion of restricted cash	4,723	4,722
Other current assets	2,493	3,133
Total current assets	52,367	39,545

Long-term restricted cash	368	366
Goodwill	18,085	18,085
Intangible assets, net of accumulated amortization ($2,516 and $1,891)	4,574	5,199
Furniture and equipment, net of accumulated depreciation ($2,889, $2,403)	11,183	8,890
Other long-term assets	554	614

Total assets	$87,131	$72,699

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of deferred revenue	$84,634	$68,215
Accounts payable	4,300	3,210
Accrued payroll	3,471	3,522
Accrued tax liabilities	8,270	7,359
Other current liabilities	5,949	4,193
Current portion of capitalized lease obligations	146	125
Total current liabilities	106,770	86,624

Other long-term accrued liabilities	299	—
Long term portion of capitalized lease obligations	546	513
Long-term portion of deferred revenue	12,520	9,301
Total liabilities	120,135	96,438

Stockholders’ deficit:
Common stock $0.01 par value (44,970 and 44,754 shares issued and outstanding, respectively)	450	447
Additional paid-in capital	128,069	131,162
Accumulated other comprehensive loss	(161)	(116)
Deferred stock compensation	—	(3,742)
Accumulated deficit	(161,362)	(151,490)
Total stockholders’ deficit	(33,004)	(23,739)

Total liabilities and stockholders’ deficit	$87,131	$72,699

INVESTOOLS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005

Revenue	$38,781	$30,624
Costs and expenses
Cost of revenue	28,699	25,333
Selling expense	11,785	8,632
General and administrative expense	8,178	6,078
Special charges	366	—
Total costs and expenses	49,028	40,043

Loss from operations	(10,247)	(9,419)

Other income
Gain on sale of assets	7	—
Interest income and other, net	348	121
Other income	355	121

Net loss before income taxes and cumulative effect of accounting change	(9,892)	(9,298)
Income tax expense	28	5

Net loss before cumulative effect of accounting change	(9,920)	(9,303)
Cumulative effect of accounting change	48	—

Net loss	$(9,872)	$(9,303)

Net loss per common share — basic and diluted
Net loss before cumulative effect of accounting change	$(0.22)	$(0.21)
Cumulative effect of accounting change	—	—
	$(0.22)	$(0.21)

Weighted average common shares outstanding—basic and diluted	44,815	44,971

INVESTOOLS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2006	2005

Cash flows from operating activities:
Net loss	$(9,872)	$(9,303)
Reconciling adjustments:
Depreciation and amortization	1,111	532
Stock compensation expense	199	138
Provision for sales return reserve	200	484
Provision for lease termination	213	—
Recovery of bad debt	(39)	—
Gain on sale of assets	(7)	—
Changes in operating assets and liabilities, net of the effect of acquired businesses:
Accounts receivable	1,173	(1,606)
Restricted cash	—	3
Other assets	683	(660)
Accounts payable	1,090	2,501
Deferred revenue	19,933	11,035
Accrued payroll	(51)	379
Other current liabilities	997	(360)
Accrued tax liabilities	911	437
Net cash provided by operating activities	16,541	3,580

Cash flows from investing activities:
Purchases of marketable securities	(6,367)	—
Proceeds from the maturity of marketable securities	1,000	1,465
Proceeds from the sale of equipment	7	—
Purchases of furniture, fixtures and equipment	(2,345)	(2,026)
Cash paid in business acquisitions, net of cash received	—	(7,884)
Net cash used in investing activities	(7,705)	(8,445)

Cash flows from financing activities:
Payments on capital leases	(30)	—
Changes in long-term restricted cash	(3)	(14)
Proceeds from exercise of stock options	453	6
Net cash provided by (used in) financing activities	420	(8)

Increase (decrease) in cash and cash equivalents	9,256	(4,873)
Cash and cash equivalents:
Beginning of period	11,466	10,736

End of period	$20,722	$5,863

Supplemental non-cash disclosures:
Equipment financed with capital lease obligations	$84	$—
Licensing contracts financed with vendors	$350	$—